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                                                                   EXHIBIT 10.5


     THIS AGREEMENT is made the 14th of June, 1999

     BETWEEN

     1. CULTOR OY, a corporation organised under the laws of Finland whose address is Keilaranta 9, P.O. Box 99, FIN-02151, Finland ("Cultor"); and

     2. AQUASEARCH, INC, a Colorado corporation whose address is 77-4680 Queen Ka'ahumanu Highway, Suite 110, Kailua-Kona, Hawaii, USA 96740 ("Aquasearch")

     WHEREAS

     (A) Cultor and Aquasearch entered into a Distribution and Development Agreement dated 14th May 1996 (the "Distribution and Development Agreement") under which the parties agreed to collaborate on the further development and eventual marketing and distribution of a micro algae-based carotenoid for use in animal feed and animal nutrition applications ("the Product").

     (B) Concurrently the parties also entered a Stock Subscription Agreement (the "Stock Subscription Agreement") under which under which Cultor subscribed and purchased 400,000 shares in Aquasearch at a total subscription price of USD 200,000 (the "Cultor Aquasearch shares").

     (C) The parties now wish to vary and amend the terms and conditions of the above agreements as set out below.

     IT IS AGREED as follows:

     1. (a) Cultor or its nominee shall, within twelve (12) months of the date of this Agreement, purchase from Aquasearch an amount of USD200,000 worth of the Product based on a price of USD1,800 per kilogram of total Astaxanthin. Astaxanthin content of the Product shall be at least 2% of the Product, as determined by spectrophotometric analysis of the Product extracted in DMSO. The Product shall be stabilised with the antioxidant ethoxyquin, at an inclusion rate of 5000 ppm, unless otherwise agreed by both parties. The obligations set out under Section 3.3 of the Distribution and Development Agreement shall be waived.

          (b) The purchase of the Product will be subject to Aquasearch fulfilling all its obligations hereunder and the necessary registrations, availability, stability and homogeneity of the Product so that it is suitable for use as a pigment for animal feed as required by Cultor.

          (c) Payment for the Product shall be offset against the repurchase of shares by Aquasearch or its nominee under clause 3(a).

          (d) Cultor shall be free to sell the Product as it may in its absolute discretion decide.


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          (e)  For a period of 24 months Cultor agree not to buy any Product or any identical product to the Product from any other supplier if the price, quality, availability and other terms offered by Aquasearch are equal or better than those offered by the other supplier.

     2. (a) Within twelve (12) months of the date of this Agreement, whether itself or via a third party, Aquasearch shall repurchase the Cultor Aquasearch shares that remain, if any, after the application of the offset described under 1(c). The price to be paid by Aquasearch for each share shall be the original price paid by Cultor of USD0.50 per share.

          (b) Within six (6) months from the date of this Agreement, Aquasearch shall remove any and all encumbrances on the sale of Cultor Aquasearch shares so that Cultor may trade any shares not repurchased by Aquasearch on the open market as it may in its absolute discretion decide. If at any time the bid price of Aquasearch shares exceeds USD 0.50 per share, then Aquasearch shall immediately approve Cultor's request to remove any and all encumbrances on the sale of Cultor Aquasearch shares. The removal of such encumbrances on the sale Cultor Aquasearch shares must, under U.S. securities regulations, be initiated by Cultor, who must make a formal request, in writing, for the removal of such encumbrances. Such request should be addressed to American Securities Transfer and Trust, Denver, Colorado (Attention: Nicole Hunt; tel: 1-303-234-5300; fax: 1-3030-234-5340). The
request should refer to the removal of "restrictive legends" as being in accordance with this Agreement, and should request approval by Aquasearch.

     3. (a) Save as otherwise set out in this Agreement, Aquasearch shall be free to sell the Product as it may wish without further commission or royalty to Cultor.

          (b) If Aquasearch decides to enter into any exclusive supply arrangement with any third party or enters any supply arrangement which represents 30% or more of Aquasearch's production capacity then Aquasearch will first offer identical terms to Cultor. If Cultor does not indicate its wish to enter into such arrangements within thirty (30) days of the offer, Aquasearch shall be free to enter into an agreement with a third party.

     4. As of the signing of this Agreement the Ocean Color Option as defined under the Distribution and Development Agreement shall lapse.

     5. (a) As soon as reasonably possible following signature of this Agreement, Cultor agree to assign its trademark "Aquaxan" to Aquasearch for an amount equal to the registration and maintenance costs and expenses incurred by Cultor up to and including the date of assignment, not to exceed 70,000 Finnish Marks. All transfer costs associated in such an assignment shall be borne by Aquasearch. For the avoidance of doubt Aquasearch will be liable for all future costs and expenses in relation to this trademark.

          (b) Save as expressly set out in this Agreement or as required by law, Aquasearch shall not disclose the terms of this Agreement or any existing arrangements or use Cultor's name or any of its trademarks for any purpose whatsoever without the prior written consent of Cultor. Such approval shall be at Cultor's absolute discretion and subject to such conditions as Cultor in its absolute discretion may require.


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     6.   The Parties agree that during the term of this Agreement, where it is convenient and reasonable to do so, they will co-operate in any proposed pigment feeding trials. The terms of such co-operation will be negotiated in good faith on terms to be agreed save that any additional costs of including the Product in such trials will be paid by Aquasearch. Aquasearch will be free to use the results of any such trial in the future marketing of the Product.

     7. The term of this Agreement shall be twenty four (24) months from the date of this Agreement. At the end of the term the Parties agree that the Distribution and Development Agreement and the Stock Subscription Agreement shall terminate without any further compensation being payable by either Party.

     8. (a) Save as set out in this Agreement the terms and conditions of the Distribution and Development Agreement and the Stock Subscription Agreement shall remain in full force and effect.

          (b) In the event of any conflict between the terms of this Agreement and the terms of either the Distribution and Development Agreement or the Stock Subscription Agreement, the terms of this Agreement shall take precedent.

     9. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first above written.

Signed for and on behalf of
CULTOR OYJ

/s/ Tommy Laakso
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Name:  Tommy Laakso
Title: VP Finance

/s/ Jyrki Prusila
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Name:  Jyrki Prusila
Title: General Counsel, Corporate Staff


Signed for and on behalf of
AQUASEARCH INC

/s/ Mark Huntley
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Name:  Mark Huntley
Title: President & CEO


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